Exhibit 8.2

GREEN RAIN ENERGY HOLDINGS INC.

(A Wyoming Corporation)

BOARD RESOLUTION

Adopted by Written Consent of the Sole Director

Pursuant to the Wyoming Business Corporation Act

The undersigned, Alfredo Papadakis, being the sole director of Green Rain Energy Holdings Inc., a Wyoming corporation (the “Company”), does hereby adopt the following resolution by written consent in lieu of a meeting, effective as of August 25, 2025:

RESOLUTION TO SUSPEND CONVERSIONS

•	WHEREAS, the Company has issued certain convertible notes, preferred equity, warrants, or other securities (the “Convertible Instruments”) that provide the holder with the right to convert such instruments into shares of the Company’s common stock;

•	WHEREAS, the Board of Directors deems it to be in the best interests of the Company and its shareholders to preserve the current equity structure and protect shareholder value by temporarily suspending any such conversions;

•	NOW, THEREFORE, BE IT RESOLVED, that the Company shall temporarily suspend and shall not facilitate or process any conversions of outstanding Convertible Instruments—including but not limited to convertible promissory notes, preferred shares, and warrants—into common stock for a period of twelve (12) months from the date of this Resolution;

•	FURTHER RESOLVED, that the officers of the Company are hereby authorized and directed to take all necessary and appropriate steps to implement this resolution, including, without limitation, providing written notice to relevant noteholders, transfer agents, legal counsel, and other stakeholders of the Company’s temporary suspension of conversions;

•	FURTHER RESOLVED, that this Resolution shall remain in full force and effect until the expiration of the twelve-month period or until otherwise amended, superseded, or rescinded by a subsequent resolution of the Board of Directors.

IN WITNESS WHEREOF, the undersigned, being the sole director of the Company, has executed this Resolution as of the date first written above.

/s/ Alfredo Papadakis

Alfredo Papadakis

Chief Executive Officer & Sole Director

Green Rain Energy Holdings Inc.

8/25/2025